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                                                                       EXHIBIT 8


Article VI of the By-Laws of Proxima Corporation states:

                                   ARTICLE IV
                                    INDEMNITY

        6.1    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or an "officer" of the corporation includes any person (i) who is or was a director or an officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation partnership, joint venture, trust or other enterprise, including, without limitation, any direct or indirect subsidiary of the corporation, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

        6.2    INDEMNIFICATION OF OTHERS

        The corporation shall have the power, to the extent and in the manner permitted by the General Corporation Law of Delaware, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section .2, an "employee" or "agent" of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation partnership, joint venture, trust or other enterprise, including, without limitation, any direct or indirect subsidiary of the corporation or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

        6.3    INSURANCE

        The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or


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        agent of another corporation partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the General Corporation of the State of Delaware.